As filed with the Securities and Exchange Commission on March 31, 2000

                                                     Registration No. 333-94463

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                              XYBERNAUT CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 54-1799851
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA                22033
(Address of Principal Executive Offices)               (Zip Code)

                        1996 OMNIBUS STOCK INCENTIVE PLAN
                            1997 STOCK INCENTIVE PLAN
                                       and
                            1999 STOCK INCENTIVE PLAN
                            (Full title of the plans)

                                EDWARD G. NEWMAN
                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
(Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                           Martin Eric Weisberg, Esq.
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

|_| If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

|X| If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

|_| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              ---------------------

|_| If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              ---------------------

|_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                                EXPLANATORY NOTE
                       -----------------------------------

The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8 and may be used for reoffers or resales of Xybernaut Corporation's common stock to be acquired by the persons named therein pursuant to Xybernaut's 1996 Omnibus Stock Incentive Plan, 1997 Stock Incentive Plan and 1999 Stock Incentive Plan.

--------------------------------------------------------------------------------
WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

PROSPECTUS

                              XYBERNAUT CORPORATION

                        5,300,000 SHARES OF COMMON STOCK

     The stockholders of Xybernaut Corporation listed on pages 10 and 11 of this prospectus are offering for sale up to 5,300,000 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."

            ---------------------------------------------------------

                      NASDAQ SmallCap Market Symbol: "XYBR"
            ---------------------------------------------------------

     On March 29, 2000, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $17.25.



     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is March 31, 2000

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

  -----------------------------------------------------------------------------

     RISKS ASSOCIATED WITH OUR HISTORY OF LOSSES AND FUTURE NEED FOR CAPITAL
  -----------------------------------------------------------------------------

WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE.

         Our research, development, sales, marketing and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1994:



                  Fiscal years ended:
                      o  March 31, 1994                              $47,352
                      o  March 31, 1995                           $1,303,892
                      o  December 31, 1996                        $5,238,536
                      o  December 31, 1997                        $9,479,966
                      o  December 31, 1998                       $13,111,488
                      o  December 31, 1999                       $16,775,797


THE "GOING CONCERN" QUALIFICATION ON THE REPORT OF OUR INDEPENDENT ACCOUNTANTS
 MAY REDUCE OUR ABILITY TO RAISE ADDITIONAL FINANCING.

         The report of our independent accountants on our December 31, 1999 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. Our independent accountants cited our history of operating losses and our need for additional capital as factors which raised substantial doubt as to our ability to continue as a going concern. This "going concern" qualification may reduce our ability to raise additional financing.

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FINANCING.

         The research, development, commercialization, manufacturing and marketing of our products will likely require financial resources which are significantly in excess of those presently available to us. If we are not able to arrange financing or other third party arrangements on acceptable terms, we may be unable to fully develop and commercialize any of our products and could be required to cut back or stop operations.

   --------------------------------------------------------------------------

             RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH WE OPERATE
   --------------------------------------------------------------------------

OUR FUTURE REVENUES AND ABILITY TO PRODUCE NEW PRODUCTS DEPEND SUBSTANTIALLY ON THE SUCCESS OF THE MOBILE ASSISTANT SERIES(R).

          Our Mobile Assistant(R) Series currently consists of one product, the MA IVTM. The Mobile Assistant Series is our principal product, and our success will depend upon its commercial acceptance, which cannot be assured. Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate. As with most high technology products, new models of the Mobile Assistant series must be introduced periodically for the Company to remain competitive. There can be no assurance that these new products can be successfully developed or commercially accepted.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Symbol Norand, Teltronics, Inc., a subsidiary of Interactive Solutions, Inc., Raytheon, and others, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

CURRENCY FLUCTUATIONS, ESPECIALLY IN THE JAPANESE YEN, MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR RESULTS OF OPERATIONS.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We are party to supplier arrangements with several companies in Japan, including Shimadzu and Sony Digital Products for the production of the MA IV system. The fees we pay to these companies are paid in

     Japanese Yen. Any strengthening of the value of the U.S. dollar against the Japanese Yen could result in an increase in our production expenses which, if substantial, could have a material adverse effect on our financial condition and results of operations.

--------------------------------------------------------------------------------

                              RISKS ASSOCIATED WITH
                      OUR INTERNAL OPERATIONS AND POLICIES
--------------------------------------------------------------------------------

SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

         We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Xybernaut will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

OUR COMPUTER SYSTEMS AND THOSE OF OUR CUSTOMERS AND SUPPLIERS MAY NOT RECOGNIZE THE YEAR 2000 WHICH MAY AFFECT OUR COMPUTER SYSTEMS AND DISRUPT OUR BUSINESS.

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         We have utilized both internal and external resources to test, reprogram or replace, as needed, our computing and communications hardware and software for year 2000 modifications. Based on this evaluation, we have made modifications to our computer system and determined that these systems will properly utilize dates beyond December 31, 1999. As such, we are compliant with the year 2000 issue.

         As a result of the testing, we determined that our old phone system was not year 2000 compliant. Our phone system was already scheduled for replacement to add capacity, upgrade the telecommunications capabilities, and allow for better customer service. In December 1999, we replaced the existing phone system with one that provides enhanced capabilities and is year 2000 compliant. The cost to purchase and install the new phone system was approximately $75,000. Our estimate of the costs to remediate our year 2000 issue related to our telephone system is based on presently available information. Outside of the phone system, the cost of testing and modifying our computer systems to obtain year 2000 compliance was less than $10,000 in the aggregate.

         We have contacted all of our significant suppliers and large customers to determine the possible effect on our operations of their inability or failure to remediate their own year 2000 Issue. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our operations. We believe that no exposure to contingencies related to the year 2000 issue for the products we have sold.

         We noted no significant product or system failures or miscalculations related to the year 2000 issue on or around January 1, 2000.

Our estimates of the date of completion and cost of our year 2000 project are based on our best estimates, which we derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs and completion date of our year 2000 project could differ materially from our estimates due to the lack of availability and cost of personnel trained in this area, our ability to locate and correct all relevant computer codes, and similar uncertainties.

--------------------------------------------------------------------------------

               RISKS WHICH MAY DILUTE THE VALUE OF YOUR XYBERNAUT
                SHARES OR LIMIT THE EFFECT OF THEIR VOTING POWER
--------------------------------------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

         The price of our common stock is highly volatile. During the period from January 1, 1998 to March 29, 2000 the closing price of our common stock has ranged from a high of $23.75 to a low of $1.00. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         As of March 29, 2000, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 18% of our outstanding shares of common stock. These stockholders, if acting together, may be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

WE HAVE 5,239,755 SHARES OF OUR COMMON STOCK RESERVED FOR FUTURE ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR XYBERNAUT COMMON STOCK.

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of March 29,

2000, we had 5,239,755 shares of common stock reserved for possible future issuances upon conversion of outstanding convertible securities, options and warrants. Certain convertible securities, options and warrants are convertible into or exercisable for shares of common stock at discounts from future market prices of the common stock. Those discounts could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

         In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

         Our certificate of incorporation authorizes anti-takeover measures like the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-8 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

         o Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999; and

          o The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, (703) 631-6925, Attention:
John F. Moynahan, or by e-mail at investorrel@xybernaut.com.

         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

         We will receive proceeds from the exercise, if any, of the warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

         As of March 29, 2000, we had issued and outstanding 37,105,681 shares of common stock. At that date, there were an additional 5,239,755 shares of common stock reserved for possible future issuances as follows:

         o options to purchase 4,432,571 shares at an exercise price between $1.37 and $13.81 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         o warrants to purchase 192,500 shares at a price between $2.00 and $18.00 per share. We have registered a total of 10,000 shares issuable upon exercise of these warrants. The balance of 182,500 shares will be deemed to be "restricted securities" when issued;

         o 98,495 shares issuable upon conversion of 250 shares of series D preferred stock and 100 shares of series E preferred stock, all of which will be deemed to be "restricted securities" when issued; and

         o 516,189 shares issuable upon the exercise of options under the 1996 Omnibus Stock Incentive Plan, the 1997 Stock Incentive Plan and the 1999 Stock Incentive Plan which have not been granted as of March 29, 2000.

         During the terms of the outstanding options and warrants, we must give the holders the opportunity to profit from a rise in the market price of the common stock. The existence of the options and warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

Dilution Effects of the Conversion of Outstanding Preferred Stock
-----------------------------------------------------------------

         The outstanding series D and series E preferred stocks are convertible into common stock over time at the discretion of the holders. While the conversion timing, terms, conditions and formulas vary for each issue, if the holders of this preferred stock were able to fully convert their shares into common stock on March 29, 2000 and elected to do so, approximately 98,495 additional shares of common stock would be issued. In addition, you should note the following:

         o The outstanding convertible series D and series E preferred securities are convertible at a floating rate based on the historical market price of the common stock. As a result, the lower the stock price preceding the time the holder converts, the more common shares the holder will receive upon conversion.

         o To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as the selling shareholders convert and sell common stock could encourage short sales by the selling stockholders or others. This could place further downward pressure on the price of the common stock.

         o The conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred may ultimately convert and sell the full amount issuable upon conversion. In this regard, even though each selling stockholder may not convert its preferred stock into more than 4.99% of the then outstanding common stock, this restriction does not prevent a selling stockholder from converting and selling some of its holding and then converting the rest of its holdings. In this way, an individual selling stockholder could sell more than 4.99% of the outstanding common stock while never holding more than 4.99% of the outstanding common stock at a time.

                              SELLING STOCKHOLDERS

                  This prospectus covers the potential resale by the selling stockholders of up to 5,300,000 shares of our common stock.

                  The following table lists certain information regarding the selling stockholders' ownership of shares of our common stock as of March 29, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."

          The following list sets forth the stock and options held by officers and directors of the Company. The inclusion of this list in this registration statement allows these individuals to sell shares of stock obtained through the exercise of options at some point in the future. The inclusion of this list does not mean that these individuals intend to sell shares acquired under the exercise of options. All of the persons in this list are restricted in their ability to sell stock by Rule 144 and by the Company's policy and procedures on insider selling, which generally restricts buying or selling of Company stock to defined "open window" periods and only with the permission of the Company's insider trading committee. Further, many of the options listed below are not currently vested. All such individuals must wait until the options are vested, the Rule 144 requirements are met, a defined open window period is in effect and permission of the insider trading committee is granted before shares obtained under an option exercise may be sold.



                                                                                                ------------------------
                                                                 Percentage of
                                           Shares of Common      Common Stock      Shares of    Shares of Common Stock
                                         Stock Owned Prior to   Owned Prior to    Common Stock           Owned
                                               Offering          the Offering      to be Sold       after Offering
                                                                                                ------------------------
                                                                                                  Number      Percent
                                        --------------------------------------------------------------------------------

Edward G. Newman,                              3,168,688              8.5%         441,665        2,727,023    7.3%
President, C.E.O., Chairman of the
Board of Directors

Steven A. Newman,                              1,845,431              4.9%         561,750        1,283,681    3.4%
Director, Executive Vice President and
Vice Chairman of the Board of Directors

John F. Moynahan,                                332,841                *          331,741            1,100       *
Senior Vice President, Treasurer and
C.F.O.

Kaz Toyosato,                                    170,000                *          170,000                0       *
Executive Vice President and Director

George Allen,                                    60,300                 *           60,000              300       *
Director

Eugene J. Amobi,                                 530,000              1.4%         230,000          300,000       *
Director

Keith P. Hicks,                                  399,597              1.1%         80,000           319,597       *
Director


Phillip E. Pearce,                               130,000                *          130,000                0       *
Director

James J. Ralabate,                               168,726                *          140,000           28,726       *
Director

Harry E. Soyster,                                149,364                *          130,000           19,364       *
Director

Martin Eric Weisberg,                            105,000                *          105,000                0       *
Secretary and Director

Dr. Edwin Vogt,                                  205,000                *          185,000           20,000       *
Director

William Tauskey,                                 494,000              1.3%         494,000                0       *
Executive Vice President

 *Less than 1%

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of March 29, 2000, we have 37,105,681 shares of common stock, 250 shares of series D preferred stock and 100 shares of series E preferred stock issued and outstanding. We have reserved 5,239,755 shares of common stock for issuance upon conversion of the preferred stock and outstanding options and warrants.

COMMON STOCK

         Voting

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Dividends

         Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

         Rights on Liquidation

         In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

         Pre-emptive or Redemption Rights

         Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

         Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

         As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock. The series A, B and C preferred stock have been fully converted. As of March 29, 2000, there are 250 shares of series D preferred stock and 100 shares of series E preferred stock issued and outstanding.

ANTI-TAKEOVER CONSIDERATIONS.

         Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

         We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

         o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         o permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

         o provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

         o fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

         o provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         o        eliminate stockholder action by written consent;

         o require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         o require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

         Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock and the redeemable warrants.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         o on any U.S. securities exchange on which our common stock may be listed at the time of sale
         o         in the over-the-counter market
         o         in privately negotiated transactions
         o         in connection with short sales; or
         o         in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.
Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;
         o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         In the purchase agreements and warrants we executed in connection with the transactions with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Parker Chapin LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary and one of our Directors.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                               RECENT DEVELOPMENTS

        On March 30, 2000 the Company announced that it had executed a definitive merger agreement with Selfware Inc., a leading provider of enterprise management services and software for projects, maintenance and work flow. Selfware is a privately-held company that was founded in 1983 and has over 30 full-time employees at its headquarters in Vienna, Virginia and an office in Seattle, Washington. For the twelve months ended December 31, 1999, revenues for Selfware were approximately $5.0 million, gross profit was approximately $2.0 million and net income was approximately $0.1 million. Under the terms of the definitive agreement, the value of Selfware is determined by a formula with a maximum valuation of approximately $8.1 million. The acquisition of Selfware by Xybernaut will be effected by exchanging shares of Selfware for shares of Xybernaut based on a ratio determined by the 30-day average closing price for Xybernaut's common stock prior to closing. The approval of Selfware shareholders for the acquisition is expected by April 7, 2000. The transaction is intended to be accounted for as a pooling of interests. A fairness opinion for the acquisition was provided to Xybernaut by a leading investment bank. Restated financial statements to give effect to this proposed transaction have not been presented herein because the transaction does not meet the significance tests promulgated by Regulation S-X of the SEC.


========================================================                          ===============================================





        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON
OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO                                                 5,300,000
REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS.                                       SHARES OF COMMON STOCK
YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS
PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY
JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF MARCH 31, 2000.

                                                                                            XYBERNAUT CORPORATION


                   TABLE OF CONTENTS

                                                  Page

Risk Factors.........................................2
Where You Can Find More
        Information About Us.........................7
Use of Proceeds......................................8
Dilution.............................................8
Selling Stockholders ................................9
Description of Securities...........................11
Plan of Distribution ...............................13
Indemnification for Securities
        Act Liabilities.............................15                                          -------------
Legal Matters.......................................15                                            PROSPECTUS
Experts ............................................15                                          -------------
Recent Developments.................................15



                                                                                                March 31, 2000

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  Disclosed in Prospectus under "Where You Can Find More Information About Us."

ITEM 4.           DESCRIPTION OF SECURITIES.

                  Disclosed in Prospectus under same title.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Disclosed in Prospectus under same title.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.           EXHIBITS.


Exhibit
Number            Description
------            -----------
5.1               Opinion of Parker Chapin LLP, as to the legality of the common stock being offered. (1)
23.1              Consent of Parker Chapin LLP.
23.2              Consent of Grant Thornton LLP.
24.1              Power of attorney of certain officers and directors of the registrant. (1)
99.1              1996 Omnibus Stock Incentive Plan. (1)
99.2              1997 Stock Incentive Plan. (1)
99.3              1999 Stock Incentive Plan. (1)


----------
(1) Included as exhibits with the original filing of this Form S-8 as filed with the Securities and Exchange Commission on January 12, 2000, SEC File No. 333-94463, and incorporated herein by reference.

ITEM 9.           UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to Form S-8 and has duly caused this post-effective amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, the Commonwealth of Virginia on March 31, 2000.

                                        XYBERNAUT CORPORATION



                                        By: /s/ Edward G. Newman
                                           -----------------------------
                                                Edward G. Newman
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of March, 2000.



                     Signature                                                    Title
                     ---------                                                    -----


By: /s/ Edward G. Newman                              Chairman of the Board, President and Chief
   ------------------------------                     Executive Officer
     Edward G. Newman


By:  /s/ Martin Eric Weisbert                         Secretary and Director
     ----------------------------
     Martin Eric Weisberg


By: /s/ Harry E. Soyster                              Director
     ----------------------------
     Lt. Gen. Harry E. Soyster


By:  /s/ James J. Ralabate                            Director
     ----------------------------
     James J. Ralabate



By:  /s/ Keith P.                                     Director
     ----------------------------
     Keith P. Hicks




By:  /s/ Steven A. Newman                             Director
     ----------------------------
     Steven A. Newman



By:  /s/ Phillip E. Pearce                            Director
     ----------------------------
     Phillip E. Pearce


By:  /s/ Eugene J. Amobi                              Director
     ----------------------------
     Eugene J. Amobi


By:  /s/ Kaz Toyosato                                 Executive Vice President and Director
     ----------------------------
     Kaz Toyosato


By:  /s/ Edwin Vogt                                   Director
     ----------------------------
     Edwin Vogt


By:  /s/ George Allen                                 Director
     ----------------------------
     George Allen



                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------
5.1               Opinion of Parker Chapin LLP, as to the legality of the common stock being offered. (2)
23.1              Consent of Parker Chapin LLP.
23.2              Consent of Grant Thornton LLP.
24.1              Power of attorney of certain officers and directors of the registrant. (1)
99.1              1996 Omnibus Stock Incentive Plan. (1)
99.2              1997 Stock Incentive Plan. (1)
99.3              1999 Stock Incentive Plan. (1)

----------
(1) Included as exhibits with the original filing of this Form S-8 as filed with the Securities and Exchange Commission on January 12, 2000, SEC File No. 333-94463, and incorporated herein by reference.